Exhibit 4.4

DESCRIPTION OF SECURITIES

The common stock of Insteel Industries, Inc. (“Insteel” or the “Company”) is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, and is listed on The Nasdaq Stock Market LLC (Nasdaq Global Select Market) under the symbol, “IIIN”. The Company’s previously registered Preferred Share Purchase Rights expired on December 31, 2018 and no longer exist.

The following is a summary of the material terms of Insteel’s capital stock. This summary is not complete and is qualified by reference to the Company’s Restated Articles of Incorporation, as amended by Articles of Amendment filed with the North Carolina Secretary of State on February 15, 1988, May 3, 1988, April 28, 1999, and February 10, 2019 (collectively, the “Articles of Incorporation”), and the Company’s Bylaws, as amended (the “Bylaws”). The Articles of Incorporation and the Bylaws are filed as exhibits to Insteel’s most recent Annual Report on Form 10-K and are incorporated by reference herein.

Authorized Capital Stock

Under its Articles of Incorporation, Insteel is currently authorized to issue up to 50,000,000 shares of a class of capital stock designated as “Common Stock (No Par Value)” (referred to herein as “Common Stock”) and 1,000,000 shares of a class of capital stock designated as “No Par Preferred Stock”, having no par value (referred to herein as “Preferred Stock”). Of the 1,000,000 authorized shares of Preferred Stock, 900,000 shares have been designated as “Series A Junior Participating Preferred Stock” (referred to herein as “Junior Preferred Stock”). The Company’s Board of Directors (the “Board”) has the authority to increase or decrease the number of authorized shares of Junior Preferred Stock; provided, however, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Junior Preferred Stock.

Common Stock

As of September 28, 2019, there were 19,260,725 shares of Common Stock issued and outstanding, which were held of record by 274 shareholders. The holders of Common Stock are entitled to one vote per share (which is non-cumulative) on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. In the event of the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock is listed on The Nasdaq Stock Market LLC (Nasdaq Global Select Market). The transfer agent and registrar for the Common Stock is AST, LLC, 6201 15th Avenue, Brooklyn, NY 11219.

Preferred Stock

Under the Articles of Incorporation, the Board is authorized to provide for the issuance of up to 1,000,000 shares of Preferred Stock. The Board has the authority to fix the preferences, limitations and relative rights of each class of stock, to establish series within a class of Preferred Stock, to determine variations within such series, and to limit or deny voting rights of any class of Preferred Stock, insofar as permitted by law. As of September 28, 2019, there were no shares of Preferred Stock outstanding.

Junior Preferred Stock

Of the 1,000,000 authorized shares of Preferred Stock, 900,000 shares have been designated as Junior Preferred Stock. Shares of Junior Preferred Stock are not redeemable and rank junior to all other series of Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series provide otherwise.

Dividend Rights

Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Junior Preferred Stock with respect to dividends, the holders of Junior Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, are entitled to receive, when, as, and if declared by the Board out of funds legally available therefor, quarterly dividends payable in cash on the 15th day of January, April, July, and October each year (each such date, a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (x) $1.00 or (y) subject to adjustment for stock dividends and stock splits, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock.

The Company must declare a dividend or distribution on the Junior Preferred Stock as provided in the preceding paragraph immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, subject to the requirements of applicable law and the Articles of Incorporation, in the event no dividend or distribution has been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Preferred Stock will be payable on such subsequent Quarterly Dividend Payment Date.

Dividends will begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares will begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends will begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends will not bear interest. Dividends paid on the Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

Voting Rights

Subject to adjustment for stock dividends and stock splits, each share of Junior Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of the Company’s shareholders. Except as otherwise provided in the Articles of Incorporation or by law, the holders of Junior Preferred Stock and the holders of Common Stock will vote together as one group on all matters submitted to a vote of the Company’s shareholders.

Certain Restrictions

Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock are in arrears, the Company will be restricted in its ability to declare or pay dividends on, redeem or purchase or otherwise acquire for consideration, or make other distributions of shares of stock ranking junior to, or on parity with, the Junior Preferred Stock. In such event, the Company will also be restricted in its ability to purchase shares of Junior Preferred Stock.

Reacquired Shares

Any shares of Junior Preferred Stock purchased or otherwise acquired by the Company in any manner will be retired and canceled promptly after the acquisition thereof. Upon cancellation, all such shares will become authorized but unissued shares of Preferred Stock and, subject to the Articles of Incorporation and applicable law, may be reissued as part of a new series of Preferred Stock.

Liquidation, Dissolution, or Winding Up

Upon any liquidation, dissolution, or winding up of the Company, no distribution will be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up, including Common Stock) to the Junior Preferred Stock unless, prior thereto, the holders of Junior Preferred Stock shall have received $100 per share, plus an amount equal to all accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Junior Liquidation Preference”). Following the payment of the full amount of the Junior Liquidation Preference, no additional distributions will be made to the holders of shares of Junior Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (A) the Junior Liquidation Preference by (B) 100 (such number, as adjusted for stock dividends and stock splits, the “Adjustment Number”). Following the payment of the full amount of the Junior Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Junior Preferred Stock and Common Stock, respectively, holders of Junior Preferred Stock and holders of Common Stock will receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to such Junior Preferred Stock and Common Stock, on a per share basis, respectively.

Statutory Share Exchange, Merger Consolidation, Etc.

If the Company enters into any statutory share exchange, merger, consolidation, combination, or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash, and/or any other property, then the shares of Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to adjustment for stock dividends and stock splits) equal to 100 times the aggregate amount of stock, securities, cash, and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Certain Provisions of the Articles of Incorporation, Bylaws and North Carolina Law

Authorized but Unissued Shares

Authorized but unissued shares of Common Stock or Preferred Stock can be reserved for issuance by the Boards from time to time, without shareholder action, for stock dividends or stock splits, to raise equity capital, and to structure future corporate transactions, including acquisitions, as well as for other proper corporate purposes. Shareholders have no preemptive rights.

Advance Notice of Proposals and Nominations

Under the Bylaws, shareholder proposals and nominations for election of directors at the Company’s annual meeting of shareholders or at a special meeting (which may only be called by the Company’s President or the Board) may be made by any shareholder entitled to vote only if the shareholder gives timely written notice to the Secretary of the Company. In the case of an annual meeting of shareholders, notice will be considered timely if it is delivered to the Secretary of the Company at the Company’s principal executive offices not less than 90 days prior to the anniversary of the mailing date for the prior year’s annual meeting proxy statement. In the case of a special meeting, notice will be considered timely if it is delivered to the Secretary of the Company at the Company’s principal offices not less than 90 days prior to the date of the special meeting; provided, however, that if less than 100 days’ notice or prior public disclosure of the meeting is given or made by the Company, notice will be considered timely if received not later than the close of business on the tenth day following the day on which such notice or public disclosure of the meeting was given or made.

Shareholder Approval of Certain Business Combinations

North Carolina has two primary anti-takeover statutes, the Shareholder Protection Act and the Control Share Acquisition Act, which govern the shareholder approval required for certain business combinations. As permitted by North Carolina law, Insteel has opted out of both of these provisions. Accordingly, the Company is not subject to any anti-takeover effects of the North Carolina Shareholder Protection Act or Control Share Acquisition Act.

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